Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS'

We consent to the incorporation in this Form 10-KSB of DataMEG Corp. of our report dated April 14, 2003, on our audits of the consolidated financial statements of DataMEG Corp.and Subsidiaries as of December 31, 2001 and 2002, which report appears in Item 7 on Form 10-KSB.


Hoffman, Fitzgerald & Snyder, P.C.
McLean, Virginia
 April 15, 2002